Skystar Bio-Pharmaceutical Company Announces Two-for-One Stock Split

XI'AN, CHINA — November 5, 2009 — Skystar Bio-Pharmaceutical Company (NASDAQ: SKBI) ("Skystar" or the "Company"), a China-based producer and distributor of veterinary medicines, vaccines, micro-organisms and feed additives, announced today that its Board of Directors has approved a two-for-one forward split of the Company’s outstanding common stock together with a proportional increase of the Company’s authorized common stock from 20 million shares to 40 million shares. The forward split will take effect after market close on November 16, 2009.

Shareholders of record as of the close of market on November 16, 2009 will automatically be entitled to one additional share of common stock for each share owned. No action is required on the part of the shareholders, as the Company’s transfer agent will add the split-adjusted shares to its records. The split will increase the number of shares of common stock outstanding from approximately 3.48 million shares to approximately 6.96 million shares. Trading will begin on a split-adjusted basis on November 17, 2009.

The Company will receive a new CUSIP number in connection with the split. Accordingly, a “D” will be appended to the Company’s symbol for 20 trading days to reflect the split. The Company’s symbol will temporarily be “SKBID” during this 20-day period, and will revert to “SKBI” thereafter.

About Skystar Bio-Pharmaceutical Company

Skystar is a China-based developer and distributor of veterinary healthcare and medical care products. Skystar has four product lines (veterinary medicines, micro-organisms, vaccines and feed additives) and over 170 products, with over 40 additional products in the developmental stage. Skystar has formed strategic sales distribution networks covering 29 provinces throughout China. For additional information, please visit http://www.skystarbio-pharmaceutical.com.

To be added to the Company's email distribution for future news releases, please send your request to skystar@tpg-ir.com.

Forward-looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Contacts:

The Piacente Group, Inc.
Investor Relations Counsel
Brandi Floberg
(212) 481-2050
skystar@tpg-ir.com

Skystar Bio-Pharmaceutical Company
Scott Cramer
Director - U.S. Representative
(407) 645-4433
scramer@skystarbio-pharmaceutical.com